EXHIBIT 99

Kentucky First Federal Bancorp

Hazard, Kentucky and Frankfort, Kentucky
For Immediate Release April 21, 2009
Contact:  Don Jennings, President, or Clay Hulette, Vice President
    (502) 223-1638
    216 West Main Street
    P.O. Box 535
    Frankfort, KY 40602

Kentucky First Federal Bancorp Releases Earnings

Kentucky First Federal Bancorp (Nasdaq:  KFFB), the holding company for First Federal Savings and Loan Association of Hazard and First Federal Savings Bank of Frankfort, Kentucky, announced net earnings of $351,000, or $0.05 per diluted share, for the three months ended March 31, 2009, compared to $261,000, or $0.03 per diluted share, for the three months ended March 31, 2008, an increase of $90,000 or 34.5% period to period.  Net earnings for the nine months ended March 31, 2009, were $986,000, or $0.13 per diluted share, compared to $624,000 or $0.08 per diluted share for the nine months ended March 31, 2008.

The increase in net earnings for the quarter ended March 31, 2009 was primarily attributable to an increase in net interest income.  The increase in net interest income was primarily attributed to lower interest expense period to period, despite a decline in interest income for the comparable periods.  Interest expense decreased $397,000 or 21.7% from $1.8 million to $1.4 million for the quarterly periods ended March 31, 2008 and 2009, respectively, while interest income decreased $192,000 or 5.9% from $3.3 million to $3.1 million for the same time periods, respectively.

At March 31, 2009, assets had decreased $7.8 million, or 3.1%, to $239.9 million compared to $247.7 million at June 30, 2008.  This decrease was attributed primarily to a decrease in cash and cash equivalents of $12.4 million, or 77.9%, to $3.5 million at March 31, 2009.  Funds from the decrease in cash and cash equivalents were redeployed into loans and the reduction of Federal Home Loan Bank advances.  Loans receivable, net increased $6.0 million or 3.3% to $188.1 million at March 31, 2009.  Advances decreased $7.5 million or 15.7% to $40.3 million at March 31, 2009.

At March 31, 2009, the Company reported its book value per share as $7.47.

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases.  The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values, the impact of interest rates on financing, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and changes in the securities markets.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved.

Kentucky First Federal Bancorp is the parent company of First Federal Savings and Loan Association, which operates one banking office in Hazard, Kentucky and First Federal Savings Bank, which operates three banking offices in Frankfort, Kentucky.  Kentucky First Federal Bancorp shares are traded on the Nasdaq National Market under the symbol KFFB.  At March 31, 2009, the Company had approximately 7,872,000 shares outstanding of which approximately 60.3% was held by First Federal MHC.

SUMMARY OF FINANCIAL HIGHLIGHTS
Condensed Consolidated Statements of Financial Condition

	March 31,	June 30,
	2009	2008
	(In thousands, except share data)
	(Unaudited)	(Audited)
Assets
Cash and Cash Equivalents	$3,528	$15,966
Investment Securities	21,090	22,539
Loans Available for Sale	0	86
Loans Receivable, net	188,057	182,051
Other Assets	27,219	27,013
Total Assets	$239,894	$247, 655

Liabilities
Deposits	$138,428	$137,634
FHLB Advances	40,297	47,801
Other Liabilities	2,337	2,427
Total Liabilities	181,062	187,862
Shareholders' Equity	58,832	59,793
Total Liabilities and Equity	$239,894	$247,655
Book Value Per Share	$7.47	$7.44

Condensed Consolidated Statements of Earnings
(In thousands, except share data)
	Nine months ended March 31,		Three months ended March 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Interest Income	$9,248	$9,988	$3,059	$3,251
Interest Expense	4,487	5,935	1,430	1,827
Net Interest Income	4,761	4,053	1,629	1,424
Provision for Losses on Loans	15	12	-	12
Other Operating Income	175	133	61	45
General, Administrative, and Other Expense	3,462	3,260	1,170	1,072
Earnings Before Federal Income Taxes	1,459	914	520	385
Federal Income Taxes	473	290	169	124
Net Earnings	$986	$624	$351	$261
Basic Earnings Per Share	$0.13	$0.08	$0.05	$0.03
Diluted Earnings Per Share	$0.13	$0.08	$0.05	$0.03
Dividends Per Share	$0.30	$0.30	$0.10	$0.10
Weighted average outstanding shares:
Basic	7,574,784	7,752,619	7,546,058	7,693,955
Diluted	7,574,784	7,752,619	7,546,058	7,693,955